      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998


                                                      REGISTRATION NO. 333-45681
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------

                               Amendment No. 2 to

                       REGISTRATION STATEMENT ON FORM S-3
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                              VENTURE SEISMIC LTD.
             (Exact name of registrant as specified in its charter)

                  ALBERTA, CANADA                                               N/A
   (State or other jurisdiction of Incorporation)                  (I.R.S. employer I.D. number)

                              VENTURE SEISMIC LTD.
                              3110 80th Avenue, SE
                            Calgary, Alberta T2C 1J3
                                 (403) 777-9070
   (Address and telephone number of Registrant's principal executive offices)

                                  BRIAN KOZUN
                     Chief Executive Officer and President
                              VENTURE SEISMIC LTD.
                              3110 80th Avenue, SE
                            Calgary, Alberta T2C 1J3
                                 (403) 777-9070
              (Address and telephone number of agent for service)

                                   COPIES TO:

                              JILL M. COHEN, ESQ.
                      BACHNER, TALLY, POLEVOY & MISHER LLP
                               380 Madison Avenue
                            New York, New York 10017
                                 (212) 687-7000

    APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____________

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------


                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------
                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM     PROPOSED MAXIMUM   AMOUNT OF ADDITIONAL
         TITLE OF EACH CLASS               AMOUNT TO BE      OFFERING PRICE PER  AGGREGATE ADDITIONAL   REGISTRATION FEE
    OF SECURITIES TO BE REGISTERED          REGISTERED            UNIT (1)          OFFERING PRICE            (2)*
--------------------------------------------------------------------------------------------------------------------------
Common Shares, no par value...........        100,000             $5.44(2)             $544,000             $160.48
Total.................................        100,000             $5.44(2)             $544,000             $160.48
--------------------------------------------------------------------------------------------------------------------------


*   Previously Paid.
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
(2) Fee for common shares to be sold by the selling securityholder is based on the average of the high and low price of the common shares on February 2, 1998, as reported by the Nasdaq National Market

    Pursuant to Rule 416, there are also being registered for resale such additional Common Shares as may become issuable pursuant to "anti-dilution" provisions of the warrants.

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
                             SUBJECT TO COMPLETION

                               DATED MAY 29, 1998

                              VENTURE SEISMIC LTD.
                             100,000 COMMON SHARES
     This Prospectus relates to 100,000 Common Shares, no par value (the "Common Shares"), of Venture Seismic Ltd. (the "Company") issuable upon exercise of warrants, which Common Shares may be offered and sold by a Securityholder named herein (the "Selling Securityholder").
     Except as otherwise set forth in a Prospectus Supplement, the Common Shares covered by this Prospectus may be offered and sold from time to time in transactions to purchase in certain states or U.S. territories on the Nasdaq National Market or other exchanges or markets on which the Common Shares may be traded, in the over-the counter market, in negotiated transactions, through the writing of options on the Common Shares or a combination of such methods of sale or through other means. Sales may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, through registered broker-dealers (including broker-dealers which may be affiliated with the Selling Securityholder) receiving compensation in the form of discounts, concessions or commissions from the seller or the purchasers of the Common Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Securityholder" and "Plan of Distribution."
     None of the proceeds from the sale of the Common Shares will be received by the Company, although the Company will receive proceeds from any exercise of the warrants. The Company has agreed to bear certain expenses in connection with the registration and sale of the shares being offered by the Selling Securityholder.

     The Company's Common Shares are traded on the Nasdaq National Market ("Nasdaq") under the symbol VSEIF. On May 28, 1998, the closing bid price of the Common Shares on Nasdaq was $6.75.

                            ------------------------

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD TO SUSTAIN A TOTAL LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is May      , 1998

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. a Registration Statement on Form S-3 under the Securities Act of 1993, as amended ("Act") covering the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto. For further information with respect to the Company and the securities offered by this Prospectus reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the public reference facilities maintained at the principal office of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained upon written request from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic registration statements made through the Electronic Data Gathering, Analysis and Retrieval System are publicly available through the Commission's Web site (http://www.sec.gov). Statements contained in the Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed (or incorporated by reference) as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at the addresses shown above. Copies of such material can be obtained from the Public Reference Section of the Commission at the address shown above at prescribed rates or through the Commission's Web site. Reports and other information concerning the Company may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Common Shares are listed on the Nasdaq National Market under the symbol "VSEIF". Certain information, reports and proxy statements of the Company are also available for inspection at the offices of the Nasdaq National Market Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission (File No. 0-27070) pursuant to the Exchange Act are incorporated herein by reference:

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1997 including any amendments thereto or documents or portions thereof incorporated by reference therein;


2. The Company's definitive proxy statement dated January 27, 1998, filed pursuant to Section 14 of the Exchange Act;



3. The Company's Quarterly Reports on Form 10-QSB for the periods ended December 31, 1997 and March 31, 1998;



4. The Company's current reports on Form 8-K as filed with the Commission February 19, March 30 and May 29, 1998;


5. The description of the Company's Common Shares contained in the Company's Registration Statement on Form 8-A declared effective on November 6, 1995, as amended, registering the Common Shares under the Exchange Act; and

6. All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering.

     Any statement contained in this Prospectus or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Requests for such documents should be directed to the Company, 3110 80th Avenue SE, Calgary, Alberta T2C 1J3, Attention: Chief Financial Officer, telephone (403) 777-9074.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus or incorporated by reference herein. Investors should also carefully consider the information set forth under the heading "Risk Factors."

                                  THE COMPANY

     Venture Seismic Ltd. (the "Company") is engaged primarily in the acquisition of land and water-based seismic data for use in the exploration for and development and field management of oil and natural gas reserves. The Company acquires both traditional two-dimensional ("2D") and three-dimensional ("3D") seismic data on possible oil and gas reserves for its customers, which range from junior exploration companies to fully-integrated multi-national corporations. Acquisition of seismic data, a principal technique used in oil and gas exploration to determine geological conditions, involves using either explosives, vibroseis (vibrations) or airguns to generate and transmit acoustic energy downward into the earth and subsequently capturing and recording the information which is reflected back toward the surface by the various intervening geological layers.

     The Company acquires seismic data only on a contract basis for its customers, who retain all rights to the information obtained, and the Company's seismic data acquisition crews operate at the customers' exploration and development field locations. During the fiscal years ended September 30, 1995, 1996 and 1997, the Company performed a total of approximately 500 projects for over 100 different customers. The Company believes its seismic data technology assists its customers in enhancing their exploration for new reserves, better delineating their existing oil and gas fields and improving their reservoir management techniques. Use of the Company's seismic data acquisition technology may also result in decreased oil and gas finding costs and associated drilling risks and the elimination of prospects that are unlikely to be successful.


     The Company operates land and transition zone crews in Canada and the southern United States. The Company owns approximately 10,700 channels and has approximately 1,400 channels under short term rental. Equipment is moved between the Canadian and U.S. markets depending upon the demand of the geographic areas of operation. During the 1997-98 winter season the Company had six crews in Canada and three in the United States. In response to current project demands in the southern United States, the Company reconfigured its crews for the summer season resulting in five crews in the United States and three in Canada. All of the Company's equipment employs 24 bit technology and approximately 9,600 channels use telemetry technology to transmit the seismic data from the remote acquisition modules to the central recording unit. The telemetry technology employed by the Company permits the Company to operate efficiently in marsh or swamp areas, rivers and shallow lakes, areas of difficult terrain and areas of dense population. The telemetry systems also operate very well in sensitive environmental areas by limiting environmental contact and damage. Although there are several geophysical services companies in Canada, the Company believes that it is currently the only one providing telemetry technology based services in Canada.



     The Company acquired a set of vibroseis units in December 1995 and in October 1996. These units gave the Company the capability of performing vibroseis projects for the first time in Western Canada (the Company does not currently have vibroseis capability in the United States). Vibroseis projects accounted for approximately 20%, 17% and 10% of the Company's revenues during fiscal 1996 and 1997 and the six months ended March 31, 1998, respectively.



     In addition the Company has expanded its operations through certain strategic acquisitions. In June 1996 the Company acquired Boone Geophysical, Inc. ("Boone"), a Texas based company engaged in the acquisition of land and transition zone seismic data in the southern United States. For the fiscal 1997 year and for the six months ended March 31, 1998 approximately 35% and 55%, respectively, of the consolidated revenue of the Company was derived from projects conducted by Boone. In April 1997 the Company acquired Hydrokinetic Surveys of Canada Ltd. ("Hydrokinetic"), a company based in Western Canada which provides shallow marine airgun and survey services.

     The Company was organized under the laws of Alberta in August 1984. The Company has three wholly owned subsidiaries, Boone Geophysical, Inc., Hydrokinetic Surveys of Canada Ltd. and an inactive subsidiary, Venture Seismic Inc. (Texas). The Company's executive offices are located at 3110 80th Avenue SE, Calgary, Alberta T2C 1J3 and its telephone number is (403) 777-9070.


                              RECENT DEVELOPMENTS


     Warrant Redemption. On November 7, 1997, the Company called for redemption, at a redemption price of $.10 per Warrant, all of the outstanding redeemable Warrants ("Warrants") of the Company which were outstanding after 5:00 p.m., New York Time, on January 5, 1998. Each Warrant entitled the holder thereof to purchase one common share of the Company, no par value per share (the "Shares") at an exercise price of $6.00 per Share. As of January 6, 1998 1,513,690 Warrants had been exercised, resulting in the issuance of 1,513,690 Shares and aggregate net proceeds of $9,082,140 to the Company. Under the terms of the Warrant Agreement the remaining 96,310 Warrants were redeemed by the Company at a price of $0.10 per Warrant, or $9,631 in the aggregate. Of the proceeds, the Company used approximately (i) $3,160,000 of the proceeds to exercise certain purchase options on capital equipment leases in December 1997 and January 1998 and (ii) approximately $4 million as a loan to Continental Holdings Ltd. ("Continental") in connection with the proposed acquisition (the "Continental Acquisition"). The Company intends to use the remaining proceeds from the exercise of the Warrants to fund the acquisition of capital equipment and to fund a portion of the acquisition cost of the Continental Acquisition.



     Continental Acquisition. In March, 1998, the Company announced it had entered into a definitive Securities Purchase Agreement (the "Purchase Agreement") for the previously announced acquisition of 100% of the outstanding capital stock of Continental, for consideration of 2,080,000 Common Shares (valued at approximately $12 million as of the date of execution of the amended Letter of Intent) and cash payments aggregating $1.5 million. The Purchase Agreement also includes provision for employment agreements with the existing management of Continental for a period of three years, as well as the nomination of an individual selected by Continental to Venture's Board of Directors for each of the next three fiscal years. If the Continental Acquisition is consummated, the liabilities of Continental will be reflected on a consolidated basis on the balance sheet of the Company. On a pro forma consolidated basis, giving effect to the Continental Acquisition and the additional borrowings related to the equipping of a second marine vessel, the Company anticipates its long-term debt to increase by approximately $3 million and its debt service requirements to increase by approximately $120,000 per month. The closing of the Continental Acquisition is subject to a number of conditions, including receipt of the requisite shareholder approval from the shareholders of the Company, as well as receipt of certain third-party consents.



     Continental is a privately held marine seismic data acquisition company, based in Calgary, which currently leases and operates one marine seismic vessel capable of performing 2D or 3D seismic surveys. To date Continental has only performed 20 seismic surveys. Continental has completed seismic surveys in the Persian-gulf, the North Sea, the Falkland Islands area, the Mediterranean and off the coasts of West Africa and Norway. Audited revenue for Continental's fiscal years ended December 31, 1996 and 1997 was $8.5 million and $9.6 million, respectively, and net income was approximately $.6 million in 1996 and $1.9 million in 1997, after an adjustment to reflect normalized owner/management compensation. The adjustments to net income accounts for the declaration by Continental of discretionary owner/management bonuses, and the related income tax effect of such bonuses which, in 1997, was declared in accordance with the terms of the Purchase Agreement. These bonuses do not necessarily reflect the economic value of management services provided but rather are a common tax planning transaction for Canadian private companies. Reference is made to the Company's Annual Report on Form 10-KSB, as at and for the year ended September 30, 1997, as amended, and its quarterly report on Form 10-QSB for the period ended March 31, 1998 and the Company's current report on Form 8-K filed with the Securities Exchange Commission on May 29, 1998 which includes certain financial information relating to Continental and the Continental Acquisition.

     Continental has entered into an agreement in principle to lease a second marine vessel, for a five year period commencing in March 1998, at an annual cost of $2.7 million increasing to $3.1 million by the final year of the lease. In addition Continental will be required to purchase capital assets, at an estimated cost of $10 million to equip and refurbish the vessel (the "Refurbishment"). Simultaneously with the execution of the Purchase Agreement the Company agreed to loan, and in April 1998, loaned $4 million to Continental (the "Continental Loan"), pursuant to a credit agreement (the "Credit Agreement") dated March 27, 1998, payable in quarterly installments of principal and interest commencing December 1, 1999 and bearing interest at the prime lending rate of the Royal Bank of Canada plus 1%. The Continental Loan is to be used by Continental to fund a portion of the costs of the Refurbishment. The Continental Loan is secured by certain assets of Continental. Should closing of the Continental Acquisition not occur, the Continental Loan, including interest, is payable in quarterly instalments commencing December 1, 1999, consisting of principal and accrued interest, and is subject to an equity conversion provision, during the period from August 31, 1998 to December 1, 1999, equal to approximately 26% of the capital of Continental, on a fully diluted basis at the time of conversion. Upon the closing of the Continental Acquisition, the Continental Loan will become an intercompany debt, due and payable to Venture. In connection with the Refurbishment, Continental has agreed to enter into a term loan for $3 million for a period of five years and bearing interest at 8.75%, for which the Company has agreed to act as guarantor, in the event the Continental Acquisition is consummated. The remainder of the cost of the Refurbishment is expected to be financed from cash resources of Continental and supplier financing.



     The Company has received correspondence, including a draft of a statement of claim, from, and has been advised by, Canaccord Capital Corporation ("Canaccord"), a Canadian investment bank, indicating that Canaccord may pursue legal action against each of the Company and Continental with respect to a claim of entitlement to a fee of approximately $300,000 in connection with the Continental Acquisition. In October and November 1997, representatives of the Company, Continental and Canaccord had preliminary discussions regarding the arrangement by Canaccord for the Company of a possible private financing to assist in funding costs related to a potential acquisition of a Continental by the Company. As of May 29, 1998, the Company had not received notice of any formal legal proceedings.

                                  RISK FACTORS

     The securities offered hereby are highly speculative in nature and involve a high degree of risk. Prior to making an investment decision, prospective investors in the Company's securities should give careful consideration to, among other things, the risk factors set forth below. This Prospectus contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of such terms or the negative of such terms. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Factors which could cause such results to differ materially from those described in the forward-looking statements include, amongst other items, those set forth herein under "Risk Factors".


     Capital Intensive Business; Cash Flow Shortages; Need for Additional
Funds. The Company's business is highly capital intensive requiring continuous upgrading and expansion of its equipment base. In addition, capital is required to operate and expand the Company's operations. In the event that the Continental Acquisition is consummated, the business of Continental is highly capital intensive and will require continual expansion and upgrading of its existing equipment base. At March 31, 1998 the Company had cash of $5,229,339 and working capital of $5,544,025, which includes the current portion of long term debt in the amount of $2,693,300. If the Continental Acquisition is consummated, the Company's cash requirements will significantly increase in the future. Because of the development of its 3D seismic data acquisition infrastructure, the Company's working capital requirements increased significantly over the last few years and are expected to continue to do so. In addition, because the Company generally does not receive payment for a project until 30 to 60 days following its completion, the Company is often required to commit significant expenditures during the course of performing a project, prior to its receipt of any payments from the customer. In addition, because fixed costs account for a significant portion of the Company's costs and expenses, a reduction in productivity or inability to obtain new contracts would result in significant operating losses and cash flow shortages. Although the Company has funded equipment purchases through bank borrowings and equipment lease purchase contracts, it has no commitments to obtain any other additional debt or equity financing for equipment purchases and there can be no assurance that additional funds will be available, when required, on terms favorable to the Company or at all. Any future issuances of equity securities would likely result in dilution to the Company's then existing shareholders while the incurring of additional indebtedness would result in increased interest expense and debt service charges.



     Debt Service Requirements; Consequences of Default and Covenants Under Debenture. At March 31, 1998 the Company had long term debt consisting of capital loans of $5,268,900 and equipment financing of $3,315,948. The capital loans bear interest at the lender's cost of funds plus 2.75% and are payable in monthly installments of approximately $141,200 plus interest and mature in February, September and November 2001. The equipment lease bears interest at 9% and is repayable in quarterly installments of approximately $196,000 comprised of principal and interest and matures in January 2001. In May 1998, the Company refinanced a lease purchase contract for 200 seismic acquisition remotes or 1,200 channels of data acquisition equipment, with a four year term loan with an aggregate obligation of approximately $1,400,000. The term loan bears interest at the lender's cost of funds plus 2.75% and is payable in monthly installments of $28,000 plus interest and matures in July 2002. A general security agreement on all equipment and a fixed charge on certain equipment have been pledged by the Company as collateral for the long term debt. In addition, the Company has assigned to the lender the proceeds of its key-man life insurance policy on Brian Kozun, the Company's Chief Executive Officer. Debt service requirements relating to the long term debt is estimated to aggregate approximately $3,266,000 (including principal and interest payments) during the twelve month period ending March 31, 1999. On a pro forma consolidated basis, giving effect to the Continental Acquisition and additional long term debt incurred by Continental related to the equipping of a second marine vessel, the Company anticipates its long term debt to increase by approximately $3,000,000 and its debt service requirements to increase by approximately $70,000 per month. At March 31, 1998, the Company was in compliance with all bank covenants. In addition, the Company maintains an operating line of credit with a bank, under which advances of up to $1,200,000 could be available to the Company subject to certain limitations. As of March 31, 1998 the Company had advances of approximately $350,000 under the operating line of credit and the Company believes substantially all of the additional amounts under the operating line were available for borrowing. All of the foregoing indebtedness is subject to various financial and operating covenants, including requirements to maintain certain financial ratios. The Company's ability to meet its debt service obligations will depend on the Company's future operations, which are subject to prevailing industry conditions and other factors, many of which are beyond the Company's control. Because both the Company's term loan and its operating line of credit bear interest at rates that fluctuate with prevailing interest rates, increases in such prevailing rates would increase the Company's interest payment obligations and could have a material adverse effect on the Company's financial condition and results of operations. In the event of a violation by the Company of any of its loan covenants or any other default by the Company on its obligations relating to its term indebtedness the lenders could declare such indebtedness to be immediately due and payable and in certain cases foreclose on the Company's assets. There can be no assurance that in the event that the Company is in default of certain of its loan covenants in the future, that the Company will be able to secure a waiver from the lender. Moreover, to the extent that all of the Company's assets continue to be pledged to secure outstanding indebtedness under the term loan and its line of credit, such assets will not be available to secure additional indebtedness, which may adversely affect the Company's ability to borrow in the future. In the event of a default relating to the Company's indebtedness it is likely that the Company's shareholders would forfeit all or a substantial portion of their investment in the Company.



     Risks Associated with the Consummation of the Continental
Acquisition. Although in March 1998, the company entered into the Purchase Agreement, the consummation of the Continental Acquisition is subject to a number of conditions, any of which may not occur, including receipt of requisite shareholder, regulatory and/or third party approvals. Simultaneously with the execution of the Purchase Agreement the Company agreed to loan, and in April 1998, the Company loaned $4 million to Continental, pursuant to the Credit Agreement, payable in quarterly installments of principal and interest commencing December 1, 1999 and bearing interest at the prime lending rate of the Royal Bank of Canada plus 1%. The Continental Loan is to be used by Continental to fund a portion of the costs of the Refurbishment. The Continental Loan is secured by certain assets of Continental. Should closing of the Continental Acquisition not occur, the Continental Loan, including interest, is payable in quarterly instalments commencing December 1, 1999, consisting of principal and accrued interest, and is subject to an equity conversion provision, during the period from August 31, 1998 to December 1, 1999, equal to approximately 26% of the outstanding capital of Continental on a fully-diluted basis, at the time of conversion. Upon the closing of the Continental Acquisition, the Continental Loan will become an intercompany debt, due and payable to Venture. Continental has indicated to the Company that a portion of the remainder of the cost of equipping the second marine vessel is expected to be funded by borrowings of approximately $3 million under a term loan, existing cash resources of Continental and supplier financing. Therefore, as a result of the consummation of the Continental Acquisition, the Company's long-term debt, on a consolidated basis will increase by approximately $3 million. Further, the Company has agreed, in the event the Continental Acquisition is consummated, to act as guarantor of the anticipated $3 million term loan. There can be no assurance that Continental will be able to obtain financing for the Refurbishment, on the terms anticipated, if at all. In the event that the Continental Acquisition is not consummated, there can be no assurance that the Company will be able to convert its advance to equity of Continental, on terms acceptable to the Company, if at all, or that if the Continental Loan is converted, that the Company will be able to liquidate its interest in Continental on acceptable terms, if and when it chooses to do so. There can be no assurance that all preconditions to the Continental Acquisition will be met in a timely or satisfactory matter, or without undue expense to the Company. Further, there can be no assurance, that, in connection with the consummation of the Continental Acquisition, if ever, that Canaccord will not institute legal proceedings against either the Company or Continental or that either party will not incur any liability as a result of such proceedings, if any.

     Risks Associated with the Operations of the Company upon Consummation of the Continental Acquisition. In the event that the Continental Acquisition is consummated, the Company will be subject to a number of potential risks: capital requirements; assimilation of new operations and personnel, including management; adverse short-term effects on reported operating results; the potential loss of key employees; the diversion of resources from the Company's existing business, capabilities, equipment and technologies; coordination of geographically separated facilities and work forces; management challenges associated with the integration of the companies in addition to the other requirements associated with growth of the Company's infrastructure and capabilities; and maintenance of the Company's existing standards, controls, procedures and policies. No assurance can be given that difficulties encountered in integrating the operations of Continental will be overcome. In the event that the Company consummates the Continental Acquisition, the process of integrating Continental's operations, including its personnel, could cause interruption of, or loss of momentum in, the activities of the Company's business and operations, including those of the business to be acquired.

     In addition, there can be no assurance that the Company will not incur additional charges in subsequent periods to reflect other costs associated with the Continental Acquisition or from the integration of operations after the Continental Acquisition. As a result of the Continental Acquisition the Company's annual amortization charge will increase significantly. There can be no assurance that the Continental Acquisition will not have a material adverse effect on the business, financial condition and results of operations of the Company, will not result in significant unexpected liabilities or that the Company will realize the benefits and strategic objectives sought through the Continental Acquisition, including the addition of new capabilities, equipment and technologies. Costs associated with the Continental Acquisition, or liabilities and expenses associated with the operations of Continental, that exceed the expectations of the Company, could have a material adverse effect on the Company's financial condition and results of operations.


     Continental has entered into an agreement in principle to lease a second marine vessel, for a five year term commencing in March 1998, at an initial annual cost of approximately $2.7 million increasing to $3.1 million by the end of the lease. In addition, Continental will be required to complete the Refurbishment, at an estimated cost of $10 million. A portion of the Refurbishment is expected to be financed by Continental through (i) a $3 million term loan, (ii) existing cash resources of Continental and (iii) supplier financing. In connection with the anticipated $3 million term loan, the Company has agreed, in the event the Continental Acquisition is consummated, to guarantee the repayment of such obligation. To finance the remainder of the cost in connection with the Refurbishment and pursuant to the Credit Agreement entered into upon the execution of the Purchase Agreement, the Company has advanced $4 million to Continental, subject to an equity conversion feature in the event that the Continental Acquisition is not consummated. The Continental Loan is secured by certain assets of Continental. In the event that the Continental Loan Acquisition is not consummated, there can be no assurance that the Company will be able to convert its advance to equity of Continental on terms acceptable to the Company, if at all. Further, in the event that the Continental Acquisition is not consummated and the Company converts the Continental Loan into equity of Continental, there can be no assure that the Company will be able to liquidate its position in Continental, especially since Continental is a privately held company.


     In order to manage any future growth, the Company will be required to continue to improve its operating systems, attract and retain superior management, and update and expand the Company's equipment. If the Company is unable to effectively manage its growth, the Company's business, operating results and financial condition could be adversely affected. Future growth, if achieved, may also strain the Company's capital resources. There can be no assurance that the Company will be able to successfully negotiate or obtain additional financing, or that such financing will be on terms favorable or acceptable to the Company. The failure to secure necessary financing could have a material adverse impact on the Company.

     Dependence Upon Principal Customers. During the fiscal years ended September 30, 1995, 1996 and 1997 three, two and two customers, respectively, each accounted for over 10% of the Company's revenues. One customer accounted for over 10% of the Company's revenues in each period, including 43% in fiscal 1995, 54% in fiscal 1996 and 32% in fiscal 1997; one other customer accounted for over 10% in fiscal 1996 and two other customers accounted for over 10% of revenues in fiscal 1995. The Company's three largest customers accounted for 71%, 71%, and 53% of revenues during fiscal 1995, 1996 and 1997, respectively, and at September 30, 1997, approximately 35% of the Company's accounts receivable were represented by three customers. Although the projects performed by the Company for its customers are generally short term, the inability to replace significant customers would cause the Company's revenues and operating results to fluctuate significantly from period to period and the loss of certain customers would have a material adverse impact on the Company's business. Because of the limited number of data acquisition systems owned by the Company and thus the limited number of data acquisition crews that the Company is able to deploy at any given time, the Company anticipates that a substantial portion of future revenues will continue to be attributable to a few customers, who may change from period to period. Further, on an historical basis, a substantial portion of Continental's revenue has been attributed to a few customers, and should the Continental Acquisition be consummated, the Company anticipates a substantial portion of Continental's revenue will continue to be attributable to a few customers, who may change from time to time. Since Continental's projects are generally longer in duration Continental provides its offshore seismic acquisition services to a small group of customers annually.

     Seasonality of Operations; Fluctuations in Quarterly Performance. The Company's business is subject to substantial quarterly variations as a result of activity variations in the Canadian seismic industry. Generally, increased activity occurs in the Canadian seismic industry during the Canadian winter season, from November to March. During this period the colder weather freezes the ground and permits easier access to marshy terrain in the northern areas of Western Canada and agricultural areas. During the spring, bans are placed on road use, which temporarily limits access to many areas where the Company conducts its operations. Further, due to the soft wet ground conditions and marshy terrain in the northern areas of Western Canada, both of which are extremely sensitive to traffic and heavy equipment, the extent to which the Company can conduct its operations during the spring and summer is significantly reduced. As a result the Company has historically experienced a fluctuation in cash flow and results of operation with generally increased activity in the Company's first and second fiscal quarters and a significant decrease in revenues and net income during the third and fourth fiscal quarters. With the acquisition of Boone in June 1996 the Company has expanded and diversified its operations into the United States, which has somewhat reduced the seasonality traditionally associated with the Company's Canadian operations. However, due to the factors noted above, the Company's results of operations may be subject to fluctuations, particularly on a quarterly basis and the Company's stock price may be affected by such results.

     Fixed Price Contracts; Lack of Written Contracts. A substantial portion of the Company's contracts with its customers are fixed price or "turn-key" contracts pursuant to which the Company bears substantially all the risk associated with inclement weather or other productivity delays. To the extent the Company incurs costs in excess of those estimated to complete a project its margins are reduced, and, in some cases, the Company has incurred, and may in the future incur, a loss on a particular contract as a result of such excess costs. In addition, a large portion of the projects entered into by the Company are not governed by any written contract or other documentation, including, for the fiscal years ended September 30, 1997, 1996 and 1995, projects which were performed for a single customer and which accounted for approximately 32%, 54% and 43%, respectively, of the Company's revenues. As a result, in the event of a dispute with regard to work performed in connection with a project or relating to the collection of fees for a project, the Company may not be able to resolve such dispute as quickly or effectively as it might have been able to do if a written contract existed. In addition, in the absence of a written agreement, there may be discrepancies with regard to payment terms, project scope or other matters which may, in turn, result in delays, cash flow shortages, increased costs and lower revenues or profits.

     If the Company consummates the Continental Acquisition, it will be subject to a number of risks in completing such transaction, including the need to rely upon certain representations and warranties made by Continental and the shareholders of Continental with respect to Continental and its operations as well as it own due diligence investigation of Continental. There can be no assurance that such representations and warranties will be true in all respects or that the Company's due diligence will uncover all materially adverse facts relating to the assets, liabilities, capabilities and operations of Continental.

     Dilution to Existing Shareholders as a Result of the Continental Acquisition. In the event that the Continental Acquisition is consummated, the Purchase Price for the Continental Acquisition will involve cash and the issuance of approximately 2,100,000 Common Shares, which, as of March 31, 1998, equal 45% of the outstanding Common Shares of the Company, which will result in dilution to existing shareholders of the Company and, depending upon the timing of any purchases of the Common Shares offered hereby, may result in dilution to such purchasers, and which may not be accretive in earnings per share. Assuming the prior closing of the Continental Acquisition and after giving effect to the receipt by the Company of the net proceeds on the exercise of warrants by the Selling Securityholder (anticipated to approximate $500,000) the net tangible book value of the Company would be $3.09. The exact amount of dilution, if any, to purchasers of the Common Shares offered hereby, will depend upon a number of factors including the timing of the purchase in relation to the consummation of the Continental acquisition, if ever, and purchased value of the securities. As a result, the Company cannot quantify what dilution such purchasers may experience, if at all.


     Dependence on Activity of Oil and Gas Industry. Demand for the Company's services depends primarily upon the level of spending by oil and gas companies for exploration, production and development and field management activities. These spending levels, in turn, tend to correspond to fluctuations in the commodity prices for oil and gas. Consequently, demand for the Company's services is affected to some degree by market prices for natural gas and crude oil, which have historically been very volatile. A decrease in oil and gas exploration expenditures could result from such factors as unfavorable tax and other legislation, international economic or political turmoil or uncertainty concerning governmental energy policies. A substantial or extended decline in oil and gas prices could have a material adverse effect on the Company's financial position and results of operations and could cause the Company to alter its capital spending plans. There can be no assurance that current levels of oil and gas activities will be maintained or that demand for the Company's services will reflect the level of such activities.

     Weather and Productivity. Since the Company's operations are especially sensitive to hazardous conditions and certain inclement weather, particularly rain, the Company may periodically experience equipment failures, accidents, shortages and delays in the delivery of equipment or loss of productivity as a result of such conditions. Loss of productivity could materially adversely affect the Company due to the high fixed costs associated with the Company's business, including debt service costs, equipment acquisition and lease costs, and depreciation expense.

     Competition and Technological Obsolescence. The seismic data acquisition industry is highly competitive. Many of the Company's competitors are substantially larger than the Company or are subsidiaries or divisions of major industrial enterprises with much greater financial and technical resources and longer operating histories than the Company. In addition, the Company is experiencing and will continue to face substantially increased competition as it expands outside of Canada, particularly in the United States. There can be no assurance that the Company will compete effectively in the industry. In addition, the seismic data services industry is characterized by constantly evolving technology. There can be no assurance that the Company's current systems will not become obsolete before the Company has the resources to replace them or that, in the future, the Company will have sufficient resources to acquire new technology, as needed, or be able to use new technology to compete effectively.

     Risks Relating to Growth and Expansion. Growth of the Company's business may place significant pressure on the Company's management, operational and technical resources. The Company intends to pursue a strategy for expansion and to acquire equipment to enable it to expand its operations in Canada and the United States. Although the Company intends to focus its marketing and operational efforts on the Canadian and U.S. marketplaces and is not currently marketing its services internationally, the Company may, from time to time, as market conditions permit, consider pursuing operations in the international market through joint ventures or other arrangements with strategic partners in geophysics services or related industries in the United States, South America, and Asia and/or by contracting directly with oil and gas companies located in such markets. The success of the Company's growth and expansion will depend upon a number of factors not entirely within the Company's control, including, among others, the cost and availability of equipment, the ability to meet project schedules, the securing of required government permits and other regulatory approvals, the hiring and training of management and other personnel, competition in the industry, demand for seismic data, the terms and availability of financing and other general economic and business conditions. Any problems or delays encountered in any one of these areas could result in substantial increases in costs to the Company. In connection with any growth or expansion, the Company will be required to develop and improve operational, management and financial systems and controls. There can be no assurance that the Company will be able to effectively manage its expanding operations and anticipate all of the changing demands that growth will impose on its systems and controls. Failure to manage growth would have a material adverse effect on the Company's business. See -- "Risks Associated with the Operation of the Company upon Consummation of the Continental Acquisition".

     Geographical Concentration of Operations; Risks Associated with International Expansion. Until fiscal 1997, other than a number of projects conducted in the United States and one project conducted in Pakistan, the Company's operations had been conducted exclusively in Western Canada, and the majority of the Company's revenues were derived therefrom. The Company is still currently highly dependent upon demand for data acquisition services in Western Canada and approximately 65% of revenue in fiscal 1997 resulted from operations based in Western Canada. To the extent that the Company continues to conduct substantially all of its operations in this region, the Company's operating results may be materially adversely affected by unfavorable economic, weather, industry trends or other conditions in this region that are beyond the Company's control. The Company may be unable to mitigate the effects of any unfavorable regional condition due to the lack of geographical diversity of its operations. Although the Company intends to focus its marketing and operational efforts on the Canadian and U.S. marketplaces and is not currently marketing its services internationally, the Company may, from time to time, as market conditions permit, consider pursuing operations in the international market through joint ventures or other arrangements with strategic partners in geophysics services or related industries in the United States, South America and Asia and/or by contracting directly with oil and gas exploration companies located in such markets. There can be no assurance that the Company will be successful in penetrating international markets or that any international operations will be profitable. International operations can also be expected to be subject to a number of risks, including greater difficulties in accounts receivable collection, longer payment cycles, exposure to currency fluctuations, political and economic instability and the burdens of complying with a wide variety of foreign laws and regulatory requirements. With the acquisition of Boone in June 1996 the Company has expanded and diversified its operations into the United States, which has somewhat reduced its dependence on demand for data acquisition services in Canada. In addition, in the United States and other international markets, the Company will face intense competition from established entities offering competitive technology.

     Dependence on Suppliers. Currently, the Company obtains its seismic data acquisition equipment from a few select vendors, and, in the case of its telemetry based 3D, 24 bit data acquisition systems, from a sole source. The Company does not have long-term supply contracts with any of its suppliers and purchases its equipment on a purchase order basis. No assurance can be given that shortages will not occur in the future or that the sole or limited sources of such equipment will be able to support the future equipment requirements of the Company. In addition, there can be no assurance that the Company will not experience delays or other supply problems that may materially adversely affect the Company's operations or that the Company will be able to obtain supplies, including additional data acquisition systems, in a timely manner in the event of an increase in demand for its services. The inability to obtain seismic data acquisition equipment as required, or to develop alternative sources as required in the future, could materially adversely affect the Company's business, operating results and financial condition.

     Income tax Contingency. The Company has recently received notice that the Canadian taxation authorities have disallowed certain expenses related to the 1994, 1995 and 1996 taxation years. The Company has also deducted similar expenses in 1997. These reassessments and the potential reassessment for the current year, would result in additional income taxes of approximately $340,000 ($485,000 Canadian). Based on a recently decided court case, involving another company with a set of circumstances similar to the Company's situation, the Company is in disagreement with the basis of the reassessment and has filed notices of objection. The Company does not expect to receive a decision regarding the outcome of these notice of objections until the similar court case proceeds through the appeal process. There can be no assurance that the reassessment will not be upheld. Should the reassessments be upheld, any resulting loss would be charged to operations in the year the outcome was determined.

     Operating Hazards and Insurance. The Company's operations are subject to the general risks incident to land and water based seismic data acquisition activities, including the use of explosives, which subject personnel to risk of injury due to accidental explosions resulting from the mishandling of equipment and supplies. Further, the Company operates in remote areas, often characterized by difficult terrain, and under extreme weather conditions. The Company's crews are mobile and its equipment and personnel are subject to vehicular accidents. Some or all of these hazards may result in personal injury and loss of life, severe damage to or destruction of property and equipment, environmental damage or suspension of operations. The Company has not experienced any material losses or environmental claims to date, but there can be no assurance that it will not experience such losses or claims in the future. To the extent available, the Company maintains general liability insurance coverage against these potential claims, the nature and amount of which the Company believes to be customary in the industry. There can be no assurance that adequate insurance will be available in the future or that the Company will be able to maintain adequate insurance on terms and conditions it finds acceptable. In the event of an uninsured or inadequately insured claim, the Company's business and financial condition could be materially adversely affected.

     Compliance with Governmental Regulations. The oil and gas industry is subject to an extensive array of federal, provincial, state and local laws and regulations, which may be changed from time to time in response to economic or political conditions. Laws and regulations that have the effect of reducing or curtailing exploration and production activities by energy companies could also adversely affect the Company's operations and its financial condition by reducing the demand for its services. In addition, oil and gas exploration is subject to regulations governing environmental quality and pollution control. The Company is required to expend financial and managerial resources to comply with such laws in its operations, and anticipates that it will continue to be required to do so in the future. Further, in many instances, the Company must abide by permit requirements in order to conduct its operations and must abide by environmental operating restrictions during the breeding period of certain specific wildlife. To date the Company's cost of complying with such laws and regulations has not been material, but because such laws and regulations are changed frequently, it is not possible for the Company to enumerate or to accurately predict the cost or impact of such laws and regulations on its future operations. There can be no assurance that in the future the Company will be able to acquire all of the necessary permits to conduct its business or that the costs associated with complying with laws and regulations affecting its business will not have a material adverse effect upon the Company. In the past, certain environmental operating restrictions by which the Company was required to abide have adversely affected the Company's operating results, and contributed to a significant decrease in revenues and a net loss, during certain periods. Further, there can be no assurance that such laws or regulations will not change frequently. In recent years, there has been a trend toward more expansive and stricter environmental laws and regulations.

     Dependence on Key Personnel. The Company is highly dependent on the services and expertise provided to it by its executive officers and key personnel, especially those of its President, Chief Executive Officer, and principal shareholder, Mr. Brian Kozun, the loss of which could substantially impair the Company's operations. The Company has a key person life insurance policy on the life of Mr. Kozun in the amount of $2,100,000 ($3,000,000 Canadian), the proceeds of which are pledged as collateral to the Company's lenders. Because of the specialized nature of the business of the Company, the future success of the Company depends in large part upon its ability to attract and retain highly qualified personnel. The Company faces intense competition for such highly qualified personnel from other geophysical services companies, as well as from oil, gas and other natural resource organizations, and may have to pay higher salaries to attract and retain such personnel. There can be no assurance that the Company will be able to hire sufficient qualified personnel on a timely basis or retain such personnel. Although the Company has entered into multiple-year employment contracts with each of its executive officers, the loss of these or other personnel or the failure to recruit additional key personnel by the Company could have a material adverse effect on the Company's business, financial condition and results of operations.

     Year 2000. The Company has commenced review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and will develop an implementation plan to resolve the issue. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company expects to identify Year 2000 problems in its existing software and if necessary to modify its existing software or convert to new software in 1998/99, in order to address Year 2000 problems, if any. If necessary modifications or conversions to new software are not completed on a timely basis, the Year 2000 problem may have an adverse effect on the Company's business, financial condition and results of operations.


     Control by Current Management; Control by Former Continental
Shareholders. As of May 28, 1998 the Company's current officers and directors own or have the right to vote approximately 21% of the Company's outstanding Common Shares. Mr. Kozun, the Company's President, owns approximately 17% of the Company's Common Shares, of which approximately 460,000 have been pledged in favor of a bank to secure certain outstanding personal indebtedness. As a result, such individuals will likely be able to determine the outcome of corporate transactions or other matters submitted for shareholder approval. Should the Continental Acquisition be consummated, the former shareholders of Continental will acquire in the aggregate approximately 2.1 million, or as of May 28, 1998, 31% of the issued and outstanding Shares of the Company, after the issuance of such Shares to them. As a result the former shareholders of Continental will be able to significantly influence the outcome of corporate transactions or other matters submitted for shareholder approval. Such control could preclude any unsolicited acquisition of the Company and consequently adversely affect the market price of the Common Shares.



     Potential Anti-Takeover Provisions. The Company's Board is authorized to issue from time to time, without shareholder authorization, an unlimited number of preferred shares in one or more designated series or classes. Further, Alberta law requires that at least 50% of the Board of Directors of the Company be residents of Canada. Any of these provisions could discourage, hinder or preclude an unsolicited acquisition of the Company and could make it less likely that shareholders receive a premium for their shares as a result of any such attempt.


     Limitation of Liability and Indemnification of Officers and Directors. Pursuant to the Company's By-laws, as authorized under applicable Alberta law, directors and officers of the Company are indemnified for monetary damages except where the liability relates to the failure to act honestly and in good faith with a view to the best interests of the Company. Further, the Company's By-laws provide that the Company shall indemnify its directors, officers, employees or agents to the full extent permitted by the Business Corporations Act (Alberta), and the Company shall have the right to purchase and maintain insurance on behalf of any such person against the liability except where the liability relates to the directors' failure to act honestly and in good faith with a view to the best interests of the Company. The Company maintains an insurance policy covering its officers and directors and indemnifying them against loss on account of claims made against them. The Company has entered into indemnification agreements with each of its directors and officers, which provide that the Company will indemnify the indemnitee to the fullest extent permitted by applicable law, provided the indemnitee acted in good faith and in a matter he reasonably believed to be in the best interest of the Company and, with respect to any criminal action, had reasonable cause to believe his conduct was lawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     Risk of Enforcing Judgments Against Foreign Persons and Corporations. The Company is an Alberta, Canada corporation. The majority of the Company's directors and officers and the experts named herein are residents of Canada and most of their and the Company's assets are located outside of the United States. As a result, it may be difficult for shareholders resident in the United States to effect service within the United States upon the Company and such persons, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws. The Company has been advised by its Canadian counsel, Burstall Ward, that there are certain factual and legal issues that Canadian courts would consider before (i) enforcing judgments of United States courts obtained against the Company or such other persons predicated upon the civil liabilities provisions of such securities laws or (ii) imposing liabilities in original actions against the Company or such other persons predicated solely upon such securities laws.

     No Dividends. The Company has paid cash dividends on its Common Shares only once in connection with proceeds received by the Company from an insurance policy upon the death of an officer of the Company and does not expect to declare or pay any cash or other dividends in the foreseeable future. In addition, pursuant to the terms of the Company's bank operating line of credit, the extent to which the Company may pay dividends in the future is restricted to a maximum of $72,000 ($100,000 Canadian dollars) per annum.


     Shares Eligible for Future Sale. Future sales of Common Shares by existing shareholders pursuant Rule 144 under the Securities Act could have an adverse effect on the price of the Company's securities. Of the Company's 4,634,584 Common Shares outstanding at May 28, 1998, 1,045,623 are "restricted securities" as that term is defined in Rule 144 promulgated under the "Act" and under certain circumstances may be sold without registration pursuant to such Rule and the remaining 3,588,966 are freely transferable without restriction or further registration under the Act. The 2,080,000 common shares to be issued on the consummation of the Continental Acquisition will also be "restricted securities" as that term is defined in Rule 144 promulgated under the "Act" and under certain circumstances may be sold without registration pursuant to such Rule. The Company is unable to predict the effect that sales made under Rule 144, or otherwise, may have on the then prevailing market price of the Company's securities although any substantial sale of restricted securities pursuant to Rule 144 may have an adverse effect. Sales of Common Shares, or the possibility of such sales, in the public market may adversely affect the market price of the securities offered hereby. None of the existing shareholders of the Company has any registration rights with respect to the Common Shares; however Whale Securities Co. L.P. has demand and piggy-back registration rights with respect to the securities underlying the Underwriter's Warrant.


     Effect of Outstanding Options and Warrants.  The Company has outstanding
(i) Underwriter's Warrants to purchase an aggregate of 280,000 Shares, (ii) options to purchase 384,500 Shares under the Company's 1995 Stock Option Plan, as amended and (iii) a warrant to purchase 100,000 Shares. For the respective terms of such securities, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Shares with a resulting dilution in the interests of the other shareholders. Further, the terms on which the Company may obtain additional financing during that period may be adversely affected by the existence of such options and warrants. The holders of such securities may exercise them at a time when the Company might be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by therein.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of any of the Common Shares by the Selling Securityholder, although the Company will receive proceeds from any exercise of the warrants.


     The Selling Securityholder is not obligated to exercise his warrants and there can be no assurance that such holder will choose to exercise all or any of his warrants. In the event that all of the 100,000 outstanding warrants exercisable for Common Shares offered hereby are exercised, the estimated net proceeds to the Company would be $500,000 after deducting expenses of this Offering.



     The Company intends to use the estimated net proceeds received upon exercise of the warrants, if any, for costs associated with the Continental Acquisition and working capital.


     The allocation of the estimated net proceeds from this Offering set forth above represents the Company's best estimate based upon its current plans and assumptions regarding general economic and industry conditions and its anticipated future revenues and expenditures, including that no events occur (such as a significant decline in the demand for its services) which would cause the Company to abandon any particular efforts and that competitive conditions remain stable. If any of these factors change, or if cash flow generated from operations does not meet expectations, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes. Accordingly, the Company reserves the right, as unanticipated events occur, to reallocate the proceeds from this Offering, including possibly for the acquisition of or merger with similar or complementary companies. However, the Company has no agreements, understandings or commitments with respect to any such transaction.

                             SELLING SECURITYHOLDER

     The following table sets forth the name of the Selling Securityholder and the number of Common Shares beneficially owned at the commencement of this Offering, and the number of Common Shares offered for sale, based on information provided to the Company by such Selling Securityholder. The Common Shares are being registered to permit public secondary trading of the Common Shares, and the Selling Securityholder may offer the Common Shares for resale from time to time. See "Plan of Distribution."

     The Company has filed with the Commission under the Act a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Common Shares. The Company has agreed, among other things, to bear certain expenses in connection with the registration and sale of the Common Shares being offered by the Selling Securityholder. See "Plan of Distribution."

     The Selling Securityholder holds warrants issued by the Company which, upon exercise, allow such Selling Securityholder to purchase Common Shares. The Selling Securityholder is expected to exercise his warrants and pay for his Common Shares immediately prior to offering such Common Shares pursuant to this Prospectus.

     The Selling Securityholder is not an officer or director of the Company and beneficially owns less than one percent of the outstanding Common Shares of the Company.

                             SELLING SECURITYHOLDER

                                                                       AMOUNT              AMOUNT
                                                                 BENEFICIALLY OWNED         BEING
                                                                PRIOR TO OFFERING(1)     OFFERED(1)
                                                                --------------------    -------------
Thomas Payne................................................          100,000              100,000
Total.......................................................          100,000              100,000
                                                                      =======              =======

---------------

(1) Based on information provided by the Selling Securityholder. The number of Common Shares owned prior to the Offering and the number of Common Shares being offered includes the Common Shares issuable upon exercise of warrants owned by the Selling Securityholder. The Selling Securityholder is registering for resale the Common Shares issuable upon exercise of the warrants.

                              PLAN OF DISTRIBUTION


     The Company has been advised that the Common Shares offered hereby by the Selling Securityholder may be sold by the Selling Securityholder or by his transferees or other successors in interest. The distribution of all securities offered hereby may be effected from time to time in one or more transactions on the Nasdaq National Market or on other exchanges on which the Common Shares may be traded, in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Shares or a combination of such methods of sale, or through other means. Sales may be effected at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholder is not restricted as to the price or prices at which they may sell their Common Shares. Sales of Common Shares by the Selling Securityholder may depress the market price of the Company's Common Shares since the number of Common Shares which may be sold by the Selling Securityholder is relatively large compared to the historical average weekly trading of the Company's Common Shares, and therefore, if the Selling Securityholder were to sell, or attempt to sell, all of such

Common Shares at once, the Company believes such a transaction could adversely impact the market price for the Company's Common Shares.


     Transactions may be effected by sales to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers or the purchasers of the Common Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholder and any broker-dealers or agents who participate in the distribution of Common Shares hereunder may be deemed to be "underwriters" as that term is defined in the Act, and any commissions received by them and profit on any resale of the Common Shares as principal might be deemed to be underwriting discounts and commissions under the Act.

     The Selling Securityholder is subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of Common Shares.

     The Company has registered the Common Shares for resale pursuant to an agreement with the Selling Securityholder and has agreed to pay the expenses of registration in connection with this Offering. The Company will not receive any proceeds from the sale of Common Shares by the Selling Securityholder although the Company will receive proceeds from any exercise of the Warrants.

     At the time a particular offer of Common Shares is made, to the extent required, a supplement to this Prospectus will be distributed which will identify and set forth the aggregate amount of Common Shares being offered and the terms of the Offering.

     In order to comply with certain states' securities laws, if applicable, the Common Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Common Shares may not be sold unless they have been registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

                                 LEGAL MATTERS

     The validity of the securities offered hereby and certain legal matters in connection with the offering with respect to Canadian law have been passed upon for the Company by Burstall Ward, Calgary, Alberta.

                                    EXPERTS


     The financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB, as amended, for each of the three years ended September 30, 1997, have been incorporated herein in reliance on the report of Ernst & Young, Chartered Accountants, given on their authority as experts in accounting and auditing. The financial statements of Continental for the year ended December 31, 1997 incorporated in this Prospectus by reference to the Current Report on Form 8-K as filed with the Securities and Exchange Commission on May 29, 1998 have been incorporated herein in reliance on the report of Ernst & Young, Chartered Accountants, given on their authority as experts in accounting and auditing. The financial statements of Continental incorporated in this Prospectus by reference to the Annual Report on Form 10-KSB, for the years ended December 31, 1996 and 1995, have been incorporated herein in reliance on the report of Meyers Norris Penny & Co., Chartered Accountants, given on their authority as experts in accounting and auditing.

======================================================

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------


                                         PAGE
                                         ----

Available Information..................       2

Incorporation of Certain Documents by
  Reference............................       2

Prospectus Summary.....................       4

Risk Factors...........................       7

Use of Proceeds........................      15

Selling Securityholder.................      16

Plan of Distribution...................      16

Legal Matters..........................      17

Experts................................      17

===============================================


======================================================

                              VENTURE SEISMIC LTD.

                             100,000 COMMON SHARES

                          ---------------------------
                                   PROSPECTUS
                          ---------------------------


                                  MAY   , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are as follows:


SEC Registration Fee*......................................    $   160.48
Accounting Fees and Expenses...............................    $ 7,000.00
Legal Fees and Expenses....................................    $10,000.00
Miscellaneous Expenses.....................................    $ 8,000.00
                                                               ----------
Total......................................................    $25,160.48
                                                               ==========


---------------

* Previously Paid.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The By-Laws of the Registrant provides that the Registrant shall indemnify any person to the full extent permitted by the Business Corporations Act (Alberta) (the "BCA"). Section 119 of the BCA, relating to indemnification, is hereby incorporated herein by reference.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant's By-laws, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Registrant's By-Laws include certain provisions permitted pursuant to Alberta law whereby officers and directors of the Registrant are to be indemnified against certain liabilities. The Registrant's By-Laws also limit, to the fullest extent permitted by Alberta law, a director's liability for monetary damages for breach of fiduciary duty, except liability for (i) breach of the director's duty to act honestly and in good faith and (ii) acts or omissions where the director did not have reasonable grounds for believing his conduct was lawful.

     The Registrant has entered into indemnification agreements with each of its executive officers and directors, the form of which is filed as Exhibit 10.13 to the Registrant's Registration Statement on Form SB-2 (File No. 33-97132).

     The Registrant has obtained and maintains a policy of insurance covering its officers and directors and indemnifying them against loss on account of certain claims made against them.

ITEM 16.  EXHIBITS.


(a)     4.1      Form of Specimen Certificate of Company's Common Shares (1)
        4.3*     Form of Warrant
        5.1*     Opinion of Burstall Ward regarding legality of securities
                 being registered
       10.31*    Securities Purchase Agreement, dated March 27, 1998, by and among the Registrant, Continental Holdings Ltd.
                 ("Continental") and the Shareholders of Continental
       10.32*    Credit Agreement, dated March 27, 1998, between the
                 Registrant and Continental Holdings Ltd.
       10.33*    General Security Agreement, dated March 27, 1998, between
                 the Registrant and Continental Holdings Ltd.
       10.34*    Form of Employment Agreement between the Registrant and Mr.
                 Stinn, dated March 27, 1998.
       23.1      Consent of Ernst & Young, Chartered Accountants
       23.2      Consent of Meyers Norris Penny & Co., Chartered Accountants
       23.3      Consent of Burstall Ward
       24.1      Power of Attorney (contained on signature page hereof)


---------------

* Previously Filed.

(1) Incorporated by reference from the Company's Registration Statement on form SB-2 (File No. 33-97132)

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, on the 29th day of May, 1998.


                                          VENTURE SEISMIC LTD.

                                              /s/     BRIAN KOZUN
                                          By:
                                          --------------------------------------

                                                       Brian Kozun
                                              Chairman, President and Chief
                                                    Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Brian W. Kozun and Gregory B. Wiebe or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this post effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                     TITLE                        DATE
                  ---------                                     -----                        ----
              /s/ BRIAN W.KOZUN                Chairman of the Board of Directors,       May 29, 1998
---------------------------------------------  President and Chief Executive Officer
               Brian W. Kozun                  (Principal Executive Officer)

              /s/ GREG B. WIEBE                Chief Financial Officer (Principal        May 29, 1998
---------------------------------------------  Financial and Accounting Officer)
              Gregory B. Wiebe

           /s/ P. DANIEL MCARTHUR              Director                                  May 29, 1998
---------------------------------------------
             P. Daniel McArthur

           /s/ J. JOSEPH CIAVARRA              Director                                  May 29, 1998
---------------------------------------------
             J. Joseph Ciavarra

              /s/ STUART NORMAN                Director                                  May 29, 1998
---------------------------------------------
                Stuart Norman

           /s/ MICHAEL J. BENINGER             Director                                  May 29, 1998
---------------------------------------------
             Michael J. Beninger

             /s/ BACHNER, TALLY,
            POLEVOY & MISHER LLP               Authorized representative of the          May 29, 1998
---------------------------------------------  Registrant in the United States
    Bachner, Tally, Polevoy & Misher LLP

                                 EXHIBIT INDEX


 (a) 4.1     Form of Specimen Certificate of Company's Common Shares (1)
     4.3 *   Form of Warrant
     5.1 *   Opinion of Burstall Ward regarding legality of securities
             being registered
    10.31*   Securities Purchase Agreement, dated March 27, 1998, by and among the Registrant, Continental Holdings Ltd.
             ("Continental") and the Shareholders of Continental
    10.32*   Credit Agreement, dated March 27, 1998, between the
             Registrant and Continental Holdings Ltd.
    10.33*   General Security Agreement, dated March 27, 1998, between
             the Registrant and Continental Holdings Ltd.
    10.34*   Form of Employment Agreement between the Registrant and Mr.
             Stinn, dated March 27, 1998.
    23.1     Consent of Ernst & Young, Chartered Accountants
    23.2     Consent of Meyers Norris Penny & Co., Chartered Accountants
    23.3     Consent of Burstall Ward
    24.1     Power of Attorney (contained on signature page hereof)


---------------

* Previously Filed.

(1) Incorporated by reference from the Company's Registration Statement on form SB-2 (File No. 33-97132)